Exhibit 99.1

Prestige Brands Holdings Agrees in Principle to Acquire Assets of Dental Concepts, LLC

Irvington, NY – September 19, 2005 – Prestige Brands Holdings, Inc. (NYSE:PBH) today announced that it had entered into a Letter of Intent to purchase the assets of Dental Concepts, LLC, a marketer of therapeutic oral care products sold in retail outlets throughout the United States and Canada.  The Company’s brands include The Doctor’s NightGuard®, the #1 OTC dental protector for night time teeth grinding; and The Doctor’s Brush Picks® and The Doctor’s Orapik®, both of which are OTC interproximal cleaning devices.   The Doctor’s NightGuard accounts for more than half of Dental Concepts’ sales.  Although the terms imbedded in the Letter of Intent have not been disclosed, the value of the transaction is expected to represent less than 10% of Prestige’s current market value.  A closing date is expected this fall, subject to confirmatory due diligence.  Prestige is buying Dental Concepts from Hamilton Investment Partners, LLC, a New York investment firm, and other investors.

According to Peter C. Mann, Chairman and Chief Executive Officer for Prestige, “The acquisition of Dental Concepts is a unique opportunity for our company to acquire a rapidly growing business, with good distribution, and synergies which we will realize in sales, distribution and other areas. The Dental Concepts product line fits in well with our business model of outsourcing manufacturing, and will strengthen the over-the-counter segment of our business,” he said. “We expect this acquisition to be accretive to sales and earnings in its first year.”

Forward looking statements: There can be no assurance that the acquisition, as contemplated, will be completed or that the final form and conditions set forth in a definitive acquisition agreement could differ materially from the letter of intent.

Sawaya Segalas & Co., LLC, a leading consumer products investment banking firm serves as exclusive financial advisor to Prestige.  Dental Concepts is advised by Sperry, Mitchell & Company, Inc.

About Prestige Brands

Prestige Brands, Inc. markets and distributes brand name over-the-counter drug, personal care and household products sold throughout the United States and Canada. Key brands include Chloraseptic® sore throat relief products; Compound W® Wart remover; New Skin® liquid bandage; Clear eyes® and Murine® eye care products; Little Remedies pediatric over-the-counter healthcare products, Cutex® nail polish remover, Comet® and Spic and Span® household cleaning products and other well recognized brands.

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Contact: Dean Siegal

914-524-6819